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                         UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                          FORM 12b-25

                   NOTIFICATION OF LATE FILING

                                                           OMB APPROVAL
                                                     OMB Number       3235-0058
                                                     Expires:      May 31, 1997
                                                     Estimated average burden
                                                     hours per response....2.50

                                                           SEC File Number
                                                             33-97418-NY

                                                            CUSIP Number
                                                            095480 10 9
(Check One):  [ ]Form 10-K  [ ]Form 20-F  [ ]Form 11-K
              [X]Form 10-QSB[ ]Form N-SAR

              For Period Ended:  March 31, 1996
                                -----------------------
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:
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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION
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Full Name of Registrant:

             Blue Fish Clothing, Inc.
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Former Name if Applicable:

             n/a
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Address of Principal Executive Office (Street and Number):

             No. 3 Sixth Street
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City, State and Zip Code:

             Frenchtown, New Jersey 08825
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Marc Wallach                           908              996-3844
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                  (Name)                 (Area Code)    (Telephone Number)

(2)  Have all other periodic reports required under Section
     13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during
     the preceding 12 months or for such shorter period that
     the registrant was required to file such report(s) been
     filed?  If answer is no, identify reports.               [X] Yes     [ ] No

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(3)  Is it anticipated that any significant change in
     results of operations from the corresponding period for
     the last fiscal year will be reflected by the earnings
     statements to be included in the subject report or
     portion thereof?                                         [ ] Yes     [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           BLUE FISH CLOTHING, INC.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 10, 1996                   By:  /s/ Marc Wallach
      ------------------------------      --------------------------------------
                                           Marc Wallach, Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing this form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                             GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulations S-T ($232.201 or $232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T ($232.13(b) of this chapter).
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                                    RIDER A

                             PART III - NARRATIVE

     The Registrant cannot file its quarterly report at this time on Form 10-QSB without unreasonable effort or expense. The Registrant is closing on its ongoing public offering on May 13, 1996 and will be unable to complete its quarterly report on Form 10-QSB by deadline of May 15, 1996. The Registrant requires additional time to complete the financial statement disclosure in its quarterly report on Form 10-QSB.